OHA DIRECT CREDIT FUND POS AMI

Exhibit 99.(h)

DISTRIBUTION AGENT AGREEMENT

THIS AGREEMENT made as of this [     ] day of [Month] 2026, by and among OHA Direct Credit Fund, a Delaware Statutory Trust (the “Fund”) and T. Rowe Price Investment Services, Inc., a Maryland corporation, with its principal office and place of business at 4515 Painters Mill Road, Owings Mills, Maryland 21117 (“Distributor”).

WHEREAS, the Fund has been registered as a non-diversified closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, common shares of beneficial interest in the Fund (“Shares”) are not currently registered under the Securities Act of 1933 (as amended, the “Act”), however, the Fund may choose to register its Shares under the Act at a future date;

WHEREAS, investments in the Fund will be made upon the terms and subject to the conditions set forth in the private placement memorandum, registration statement and/or prospectus, of the Fund including the statement of additional information (as amended or supplemented from time to time, the “Offering Memorandum”);

WHEREAS, the Fund desires to retain Distributor to advise, consult with, and assist the Fund with the private placement, and once registered under the Act, public distribution of Shares; and

WHEREAS, this Agreement sets forth the terms and conditions upon which Distributor will serve as distributor for the Fund;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

SECTION 1. OFFERING OF SHARES; DISTRIBUTOR’S DUTIES

(a)	Private Placement Activities

i.	During the time in which Shares are not registered under the Act, Distributor is hereby authorized to act as agent of the Fund for the placement of the Shares during the term of this Agreement and subject to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the laws governing the sale of securities in the various states (the “Blue Sky Laws”). Notwithstanding anything to the contrary in this Agreement, the Distributor will solicit potential investors, distribute marketing materials, subscription and other materials to potential investors, or otherwise service or assist in the offering of the Shares during the term of this Agreement. Distributor shall identify U.S.-domiciled “Institutional Investors” (as defined in Section 2210(a)(4) of the Rules of the Financial Industry Regulatory Authority (“FINRA”)) and certain qualified investors, who are “U.S. Persons” (as defined in Rule 902(k) under the Act), “accredited investors” (as defined in Rule 501(a) under the Act), and meet other eligibility standards set forth in the Offering Memorandum, as amended or supplemented from time to time (investors meeting all of the foregoing qualifications, “Eligible Investors”). The provisions of this paragraph do not obligate Distributor to register as a broker or dealer under the Blue Sky Laws of any jurisdiction when it determines it would be uneconomical for it to do so or to maintain its registration in any jurisdiction in which it is now registered or obligate Distributor to sell any particular number of Shares.

ii.	Distributor agrees that if the Fund is relying upon the 506(c) exemption under Regulation D, during the time in which Shares are not registered under the Act, it will undertake reasonable steps, and will request any Financial Intermediary (as defined below) to undertake reasonable steps, to verify that potential investors are “accredited investors” (as such terms are defined in Regulation D) prior to acquiring Shares.

iii.	Subject to applicable law, during the time in which Shares are not registered under the Act, the Distributor may enter into private placement agreements (“Private Placement Agreements”) with such qualified broker-dealers and other financial intermediaries as the Fund may select (each a “Financial Intermediary” and collectively, “Financial Intermediaries”). The Distributor shall not be obligated to make any payments to the Financial Intermediaries or other third parties, unless (i) Distributor has received a payment from Fund in compliance with applicable law, including, as appropriate, the requirements of Rule 12b-1 under the 1940 Act, as may be made applicable to the Fund by a exemptive order issued by the SEC permitting the issuance of multiple classes of common stock.

(b)	Public Offering Activities

i.	Once the Shares have been registered under the Act, the Distributor shall be authorized to sell, as agent for the Fund, Shares authorized for issuance and registered under Act. Distributor may also sell Shares under offers of exchange between and among the investment companies for which OHA Private Credit Advisors II, L.P. (the “Investment Adviser”), or its affiliates, acts as an investment adviser (“Affiliated Funds”). Distributor may also purchase as principal such Shares for resale to the public. Such sale will be made by Distributor on behalf of the Fund by accepting unconditional orders to purchase the Shares placed with Distributor by investors or by selected dealers and such purchases will be made by Distributor only after acceptance by Distributor of such orders. The sales price to the public of such Shares shall be the Public Offering Price (as defined below).

ii.	All Shares sold by the Distributor pursuant to this Section 1(b) of the Agreement shall be sold at the Public Offering Price. The Public Offering Price for all accepted subscriptions will be the net asset value per share, as determined in the manner provided in the Fund’s Offering Memorandum, as now in effect, or as they may be amended, next determined after the order is accepted by the Fund’s transfer agent. The Fund’s transfer agent will process orders submitted by Financial Intermediaries for the sale of Shares at the public offering price exclusive of any commission charged by such Financial Intermediary to their customer.

iii.	Once Shares are registered under the Act, the Distributor may enter into selected selling agreements with Financial Intermediaries of its choice for the sale of Shares (the “Selling Agreements”). The form of such Selling Agreement shall be approved by the Fund (“Standard Selling Agreement”). In connection with any Selling Agreements, the Distributor shall not be obligated to make any payments to the Financial Intermediaries or other third parties, unless (i) Distributor has received a payment from the Fund in compliance with applicable law, including, as appropriate, the requirements of Rule 12b-1 under the 1940 Act and (ii) such payments are pursuant to a plan that has been approved by the Fund’s Board.

iv.	For the avoidance of doubt, this Section 1(b) of the Agreement relates solely to the issuance and sale of Shares that are duly authorized, registered, and available for sale by the Fund, including redeemed or repurchased Shares if and to the extent that they may be legally sold.

(c) The Distributor shall devote its best efforts to effect sales of Shares of the Fund, in compliance with Sections 1(a) and (b) above, but shall not be required to raise any minimum amount of funds, in connection with its services hereunder.

(d) The Distributor agrees to review all proposed advertising materials and sales literature for compliance with applicable laws and regulations, and, if required by law and/or regulation, shall file with appropriate regulators such advertising materials and sales literature.

(e) This Agreement shall not be deemed to restrict or limit the ability of the Distributor and its affiliates to provide other services to the Fund or its affiliates or to receive compensation for such services.

(f) All subscriptions for Shares shall be made through Financial Intermediaries and/or directed to the Fund for acceptance and shall not be binding on the Fund until accepted by it. The Fund and Distributor shall have the right to accept or reject any subscription in accordance with the terms of its governing documents and its Offering Memorandum. The Fund shall give notice of such determination to the individual subscriber and any Financial Intermediary responsible for the subscription. No interest will be paid to subscribers on rejected subscriptions.

(g) The Distributor shall be held harmless and shall incur no liability whatsoever in the event that the purchase of Shares under any subscription is not consummated due to any action or omission of the subscriber, the Fund, the Financial Intermediaries, or any other reason other than the willful misfeasance, bad faith or gross negligence of the Distributor. The Distributor shall not have any obligation to purchase any of the Shares as principal under any circumstances.

(h) The activities that are conducted by Distributor with respect to the Fund shall be undertaken only in accordance with the terms and conditions set forth in the Offering Memorandum, applicable laws and regulations, and the terms of this Agreement. The Fund shall furnish copies of the Offering Memorandum and the Subscription Application (as defined below) to the Financial Intermediaries in reasonable quantities upon request.

(i) Distributor shall permit Financial Intermediaries to offer the Shares only to investors, and while the Shares are not registered under the Act, only to Eligible Investors, in jurisdictions in which the Fund is permitted to offer its Shares, provided that the Fund or the Investment Adviser has provided Distributor in advance with a list of jurisdictions in which such offering may not be made.

(j) At all times during either the public or private offering, the Distributor shall have the right to enter into agreements with one or more entities that control or are controlled by, or under common control with, the Distributor (“Foreign Affiliates”) to enable such Foreign Affiliates to engage in certain permitted distribution activities in order to effect the sale of Fund Shares, in limited circumstances, from investors and Financial Intermediaries in countries outside the United States (“OUS Activities”), subject to the rules, regulations, and legal requirements applicable to the country in which the investor or Financial Intermediary is located. Any Foreign Affiliates authorized to engage in OUS Activities with respect to the Shares shall not be considered a third-party beneficiary of this Agreement. Without limiting the generality of the foregoing, the Distributor shall require any such Foreign Affiliate to comply with any limitations on the Distributor set out in this Agreement (except to the extent such limitations relate solely to the compliance with U.S. laws, rules, regulations and legal requirements applicable to the conduct of the Distributor with respect to the offer and sale of Shares within the United States).

SECTION 2. COMPLIANCE WITH APPLICABLE SECURITIES LAWS

(a) In connection with their respective activities under this Agreement, Distributor and the Fund each agree that it will comply with the applicable requirements of (i) the Act (including Regulation D, for so long as the Fund is not offered publicly), (ii) the 1940 Act, (iii) the Securities Exchange Act of 1934, as amended (the “1934 Act”) (including all regulations, rules and releases under all such statutes), (iv) the Blue Sky Laws of the state or jurisdiction in which such sale is made, and (v) with respect to Distributor, with all applicable rules and regulations of FINRA. The Distributor shall require the applicable Foreign Affiliate to agree that all OUS Activities shall duly conform in all respects with the laws of the applicable country in which sales of such Shares are accepted.

(b) Distributor acknowledges and agrees that it is not authorized to give any information or make any representation other than those contained in (i) the Offering Memorandum or (ii) any sales literature, performance reports, financial statements and other written materials provided by or on behalf of the Fund in connection with the sale of Shares (all such materials except the Offering Memorandum being collectively referred to as “Related Offering Materials”).

(c) The Fund shall prepare the Offering Memorandum and the application for Shares to be used in connection with all subscriptions (the “Subscription Application”). During the continuous offering, the Fund will deliver to the Distributor, without charge, at its principal place of business, as many copies of the foregoing documents as the Distributor may reasonably request.

(d) The Fund shall extend to prospective investors an opportunity, prior to purchase of any Shares, to ask questions and receive answers concerning the Fund and the terms and conditions of the offering, and to obtain such additional information as the prospective investor may consider necessary in making an informed investment decision.

(e) The Distributor may rely upon advice given by the Fund and the Fund’s counsel, from time to time, as to the legality of, and any restrictions placed on, the offer or sale of Shares in jurisdictions where Shares are or may be offered. Subject to the foregoing and other provisions of this Agreement, the Distributor is responsible for complying with all applicable U.S. federal and state laws, rules and regulations directly applicable to the Distributor in connection with its services hereunder, including applicable rules of FINRA.

(f) The Distributor will ensure that any Private Placement Agreement includes a requirement that the Financial Intermediary will comply with all laws, rules, and regulations applicable to the Financial Intermediary; provided, however, that the Distributor may enter into a Private Placement Agreement which does not contain such a requirement if approved by the Fund, or the Investment Adviser on its behalf.

SECTION 3. STATE BLUE SKY QUALIFICATION

(a) The Fund will be responsible for ensuring that any notices or filings are made, that are necessary for the purposes of achieving an exemption from registration of the Shares under the Blue Sky Laws as may be applicable in connection with the transactions contemplated by this Agreement, including the filing of documents with the SEC and relevant states. The Fund will furnish any required consent to service of process in connection therewith.

(b) The Fund or the Investment Adviser shall advise Distributor from time to time concerning the states and other jurisdictions in which solicitations for the sale of fund shares by or on behalf of the Fund may be made under the applicable Blue Sky Laws. Upon request by Distributor, the Fund or the Investment Adviser shall provide evidence of qualification of Shares in each applicable state or jurisdiction.

SECTION 4. INDEPENDENT AGENT

In performing its duties hereunder, Distributor shall be regarded as an independent agent. Distributor may provide services similar to those provided under this Agreement for any other person or entity on such terms as may be arranged with such person or entity, and Distributor shall not be required to disclose to the Fund or the Investment Adviser any fact or thing that may come to the knowledge of Distributor in the course of so doing.

SECTION 5. CONFIDENTIALITY

Except as requested by a regulatory authority, required by law, or in order to facilitate a party’s compliance with applicable regulatory requirements, (except to relevant Fund service providers, Financial Intermediaries, or customary in the ordinary course of business), each party undertakes to keep secure and confidential all information of a confidential nature relating to the business affairs or operations of the other party or the other party’s associates, customers, or business partners, that is disclosed pursuant to, or as a result of, this Agreement. This clause shall survive the termination of this Agreement.

SECTION 6. TERMINATION

(a) This Agreement shall become effective with respect to the Fund as of the date first written above. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the effective date. Thereafter, if not terminated, this Agreement shall continue automatically in effect as to the Fund for successive one-year periods, provided such continuance is specifically approved at least annually by the Fund’s Board.

(b) Notwithstanding the above, this Agreement may, on 60 days’ written notice, be terminated at any time, without the payment of any penalty, by the vote of a majority of the directors of the Fund who are not interested persons of the Fund or by the Distributor. In interpreting the provisions of this Section 6, the definitions contained in Section 2(a) of 1940 Act (particularly the definitions of “interested person,” “assignment,” and “majority of the outstanding securities”) shall be applied as well as interpretations by the SEC or its staff from time to time.

SECTION 7. REPRESENTATIONS OF Distributor

Distributor represents and warrants to the Fund that:

(a) It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland;

(b) It is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(c) All requisite corporate actions have been taken to authorize it to enter into and perform this Agreement;

(d) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards;

(e) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Distributor, enforceable against Distributor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(f) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, operating agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(g) Neither it nor any (i) general partner or managing member; (ii) directors, executive officers, or other officers participating in the offering of Shares; (iii) directors, executive officers, or other officers of Distributor’s general partner or managing member participating in the offering of Shares; or (iv) any other person that has been or will be paid (directly or indirectly) remuneration by Distributor for the solicitation of purchasers in connection with such sale of Shares, if such individuals have been the subject of any of the disqualifying events enumerated in Rule 506(d)(i) through (viii); and

(h) It is registered under the 1934 Act with the SEC as a broker-dealer, and it is a member in good standing of FINRA.

SECTION 8. DUTIES AND REPRESENTATIONS OF THE FUND

(a) The Fund shall furnish to Distributor copies of the Offering Memorandum, Subscription Agreement, and supplements or amendments thereto as requested, and shall otherwise cooperate with reasonable requests for documents or other information by Distributor in connection with its activities hereunder. The Fund shall make available to Distributor the number of copies of such materials as Distributor shall reasonably request. The Fund recognizes and confirms that in performing the services contemplated by this Agreement, Distributor does not assume responsibility for the accuracy or completeness of the documents described herein.

(b) The Fund represents and warrants to Distributor that:

(i) It is organized and existing and in good standing under the laws of the jurisdiction of its organization;

(ii) It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iii) All proceedings required by its organizational documents have been taken to authorize it to enter into and perform its duties under this Agreement;

(iv) Pursuant to its organizational documents, the Fund is authorized to issue an unlimited number of Shares in the Fund. The liability of each holder of Shares in the Fund for the losses, debts and obligations of the Fund, whether arising in contract, tort or otherwise, shall generally be limited to the holder’s capital contribution to the Fund;

(v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi) the Fund owns, possesses, licenses or has other rights to use all patents, patent applications, trademarks and service marks, trademark and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, “Intellectual Property”) necessary for or used in the conduct of the Fund’s business and for the offer, issuance, distribution and sale of the Shares in accordance with the terms of the Offering Memorandum and this Agreement, and such Intellectual Property does not and will not breach or infringe the terms of any Intellectual Property owned, held or licensed by any third party.

(vii) In connection with the initial private offering period of the Fund: (a) the Shares have not been and will not be registered under the Act or the Blue Sky Laws of any state of the United States or any other jurisdiction; (b) the Offering Memorandum has been prepared in conformity with the requirements of the 1940 Act; (c) the Shares have been authorized for sale as contemplated by the Offering Memorandum and any or all necessary Form D filings have been, or will be, completed within fifteen (15) days after the first sale of Shares; (d) once payment is received, the Shares issued will conform to the description contained in the Offering Memorandum, as amended or supplemented; (e) the offer and sale of the Shares in the manner contemplated by this Agreement and the Offering Memorandum will be exempt from the registration requirements of the Act pursuant to Section 4(a)(2) thereof and Regulation D thereunder; and (f) all statements of fact contained or to be contained in the Offering Memorandum are or will be true and correct in all material respects at the time indicated and the Offering Memorandum will not at any time include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares;

(viii) Once the Fund informs the Distributor that the Shares have been registered under the Act; (a) the Fund will use its best efforts to register as many number of Shares as shall be necessary to effect a continuous offering of the Fund Shares and take such actions as may be necessary from time to time to qualify such Shares in all jurisdictions and territories of the United States where such Shares are sold; (b) the Offering Memorandum has been prepared in conformity with the requirements of the Act and the 1940 Act; (c) the Shares have been authorized for sale as contemplated by the Offering Memorandum; (d) once payment is received, the Shares issued will conform to the description contained in the Offering Memorandum, as amended or supplemented; (e) all statements of fact contained or to be contained in the Offering Memorandum are or will be true and correct in all material respects at the time indicated and the Offering Memorandum will not at any time include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of Shares; and (f) the offer and sale of the Shares in the manner contemplated by this Agreement and the Offering Memorandum will comply with Section 5 of the Act.

(ix) Upon reasonable request, the Fund will provide the Distributor with any information regarding Financial Intermediary fees paid directly by its transfer agent as well as any other information the Distributor may reasonably request in order to remain in compliance with all applicable laws, rules and regulations in connection with the offering of Fund Shares;

(x) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted;

(xi) The Fund has policies, procedures and internal controls in place that are reasonably designed to comply with anti-money laundering laws and regulations, including a customer identification program, and the regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control; and

(xii) The Fund is a closed-end investment company as defined in Section 5(a)(2) of the 1940 Act that makes periodic repurchase offers pursuant to Rule 23c-3(b) under the 1940 Act and offers its shares on a continuous basis pursuant to Rule 415(a)(1)(xi) of SEC Regulation C.

(xiii) The Fund has adopted policies and procedures pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, the Fund (and relevant agents) shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent the unauthorized access to or use of, records and information relating to the Fund and the owners of the Shares.

(c) The Fund shall, at its expense, amend or supplement the Offering Memorandum if, at any time, an amendment or supplement is necessary to comply with applicable laws, or is necessary to correct any materially untrue statement in the Offering Memorandum or to eliminate any material omission therein or any omission therein which makes any of the statements therein materially misleading. The Fund shall notify Distributor promptly (i) upon discovery of any untrue statement of a material fact in the Offering Memorandum or an omission to state therein a material fact required or necessary to make the statements therein not misleading, and/or (ii) of the occurrence of any event or change in circumstances, of which the Fund is aware or should be aware, that results in the Offering Memorandum containing an untrue statement of a material fact or omitting to state therein a material fact required or necessary to make the statements therein not misleading. The Fund shall not amend the Offering Memorandum without giving Distributor notice reasonably in advance of its effectiveness; provided, however, that nothing contained in this Agreement shall, in any way limit the Fund’s right to amend the Offering Memorandum as the Fund may deem advisable.

(d) The Fund shall advise Distributor promptly: (i) of any request by the SEC or any state securities examiner for amendments to the Offering Memorandum or for additional information related to the Fund; (ii) in the event of the issuance by the SEC or any state securities examiner of any stop order suspending the use of the Offering Memorandum or the initiation of any proceedings for that purpose; (iii) of the happening of any material event, of which the Fund is aware or should be aware, that makes untrue any statement made in the Fund’s then current Offering Memorandum or which requires the making of a change in such document(s) in order to make the statements therein not misleading; (iv) of all action of the SEC or any state securities examiner with respect to any amendments to the Fund; and (v) if legally permissible, any litigation or written threat of litigation of which the Fund is aware by any person relating to the offering of Shares.

(e) Subject to the duties assigned to Distributor under this Agreement, the Fund shall bear full responsibility for conducting its operations and affairs (including the preparation of the Fund’s governing documents, the Offering Memorandum, the Subscription Application, and all Related Offering Materials) in compliance with applicable laws, including (i) those governing the sales of shares under the Act, including private placement of Shares in accordance with Regulation D under the Act, as applicable; (ii) the 1940 Act, and rules thereunder, (iii) any relevant provisions of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the rules thereunder, and (iv) other applicable laws, rules and exemptions, such as (if applicable) Rule 4.5 under the Commodity Exchange Act, as amended. All restrictions relevant to the offering of Shares as may be necessary or appropriate in light of the foregoing at any time shall be set forth in the most recent version of the Offering Memorandum provided to Distributor by the Fund.

(f) Except as otherwise expressly provided in this Agreement, Distributor shall be under no duty to comply with or take any action as a result of any amendment to the Fund’s governing documents, the Offering Memorandum, the Subscription Application, any Related Offering Materials or any Fund policy. No such amendment that is materially adverse to or imposes materially different or additional duties upon the Distributor may be made unless Distributor expressly consents thereto in advance in writing. The Fund will submit to Distributor for approval prior to use, the Offering Memorandum, any amendment or supplement thereto, and any other Related Offering Materials or documents distributed to Fund investors or potential investors (whether as part of a private placement or public distribution) in which Distributor is mentioned.

SECTION 9. [RESERVED]

SECTION 10. STANDARD OF CARE

(a) Distributor shall be under no duty to take any action under this Agreement except as specifically set forth herein or as may be specifically agreed to by Distributor in a written amendment to this Agreement.

(b) Neither Distributor nor any other Distributor Indemnitee (as defined in Section 10) shall be liable for any action taken or for any failure to take an action based on reasonable reliance upon:

(i) the written instructions of the Fund (including an officer of the Fund), or of counsel to the Fund; for purposes of this clause, procedures adopted by Distributor related to the implementation by Distributor of its obligations hereunder and the other activities contemplated to be taken by Distributor hereunder (acting individually or through its registered representatives) that have been reviewed and approved by the Fund or counsel to the Fund shall be deemed to be written instructions of the Fund or counsel to the Fund;

(ii) any written instruction or certified copy of any resolution of the Board of directors, trustees or managers of the Investment Adviser or the Fund, and Distributor may rely upon the genuineness of any such document or copy thereof reasonably believed by Distributor to have been validly executed; or

(iii) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed by Distributor to be genuine and to have been signed or presented by the Investment Adviser or the Fund or other proper party or parties, and Distributor shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Distributor reasonably believes to be genuine.

(c) Notwithstanding anything in this Agreement to the contrary, Distributor shall be liable to the Fund and any of the Fund’s shareholders only for any damages arising out of Distributor’s failure to perform its duties under this Agreement to the extent such damages were caused by Distributor’s willful misfeasance, negligence or reckless disregard in the performance of such duties.

(d) Distributor shall not be liable for the delays or errors of other service providers to the Fund, including the failure by any such service provider to provide information to Distributor when they have a duty to do so (irrespective of whether that duty is owed specifically to Distributor or a third party).

SECTION 11. INDEMNIFICATION

(a) Notwithstanding anything in this Agreement to the contrary, Distributor shall not be responsible for, and the Fund will indemnify, defend and hold Distributor, its employees, agents, directors, representatives, and officers and any person who controls Distributor within the meaning of section 15 of the Act or section 20 of the 1934 Act (the ”Distributor Indemnitees”) free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith) that any Distributor Indemnitee may incur, under the Act, the 1940 Act, the 1934 Act or under common law or otherwise, arising out of or based upon (collectively, “Distributor Claims”):

(i) any material action (or omission to act) of Distributor or its agents taken in connection with this Agreement; provided that such action (or omission to act) is taken without willful misfeasance, negligence or reckless disregard by Distributor of its duties and obligations under this Agreement;

(ii) any untrue or alleged untrue statement of a material fact contained in the Offering Memorandum or Related Offering Materials or any omission or alleged omission to state a material fact required to be stated in the Offering Memorandum or Related Offering Materials, necessary to make the statements in any the Offering Memorandum or Related Offering Materials not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Fund or the Investment Adviser for use in such Fund’s Offering Memorandum or Related Offering Materials by or on behalf of Distributor;

(iii) any material breach of the agreements, representations, warranties and covenants by the Fund in this Agreement;

(iv) the reliance on or use by Distributor or its agents or subcontractors of information, records, documents or services which have been prepared, maintained or performed by the Fund or the Investment Adviser;

(v) is the result of a claim brought by a Financial Intermediary provided that the Distributor has not acted with willful misfeasance, bad faith, or negligence with respect to its duties hereunder or in any Private Placement Agreement or Selling Agreement; or

(vi) may be based upon any wrongful act by the Fund, its agents, service providers (other than the Distributor), as well as its directors, officers, employees, or other representatives.

(b) The Fund shall be entitled to participate, at its own expense, in the defense, or, if the Fund, so elects, to assume the defense of any suit brought to enforce any Distributor Claim, but, if the Fund elects to assume the defense, such defense shall be conducted by legal counsel chosen by the Fund and approved by the Distributor and the Distributor Indemnitees, which approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any Distributor Claim and retain such legal counsel, the Distributor Indemnitees shall bear the fees and expenses of any additional legal counsel retained by them. If the Fund does not elect to assume the defense of any such Distributor Claim, or in case the Distributor Indemnitee(s) does not, in the exercise of reasonable judgment, approve of counsel chosen by the Funds or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Fund and the Distributor Indemnitee(s), the Fund will reimburse the Distributor Indemnitee(s) in such suit for the reasonable fees and expenses of any legal counsel retained by them. The Fund agrees to promptly notify Distributor of the commencement of any litigation or proceedings against the Distributor Indemnitee(s) in connection with the issue or sale of any Shares.

In no case (i) is the Fund’s indemnity in favor of the Distributor, or any Distributor Indemnitee to be deemed to protect the Distributor or such indemnified person against any liability to which the Distributor Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of their duties or by reason of their reckless disregard of their obligations and duties under this Agreement, or (ii) is the Fund to be liable under its indemnity agreement contained in this Paragraph with respect to any claim made against a Distributor Indemnitee, unless Distributor, notifies the Fund in writing of the Distributor Claim within a reasonable time after the summons or other first written notification giving information of the nature of the Distributor Claim is served upon the Distributor Indemnitee; provided, however, that failure to notify the Fund of any such claim shall not relieve the Fund from any liability which the Fund may have to Distributor or any Distributor Indemnitee except to the extent that the ability of the Fund to defend such action has been materially adversely affected by the failure to provide notice.

(c) Notwithstanding anything in this Agreement to the contrary, the Fund shall not be responsible for, and Distributor will indemnify, defend, and hold the Fund and each of their respective managers, officers, employees, representatives, and any person who controls or previously controlled the Fund within the meaning of Section 15 of the 1933 Act (collectively, the “Fund Indemnitees”), free and harmless from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character (including the cost of investigating or defending such claims, demands, actions, suits or liabilities and any reasonable counsel fees incurred in connection therewith) that any Fund Indemnitee may incur, under the Act, the 1940 Act, the 1934 Act or under common law or otherwise, but only to the extent that such claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses result from, arise out of or are based upon (collectively, “Fund Claims”):

(i) any material action (or omission to act) of Distributor or its agents taken in connection with this Agreement; provided that such action (or omission to act) is the result of willful misfeasance, negligence or reckless disregard by Distributor of its duties and obligations under this Agreement;

(ii) any untrue or alleged untrue statement of a material fact contained in the Offering Memorandum or Related Offering Materials or any omission or alleged omission to state a material fact required to be stated in the Offering Memorandum or Related Offering Materials or necessary to make the statements in the Offering Memorandum or Related Offering Materials not misleading, if such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in writing by or on behalf of Distributor for use in the Offering Memorandum or Related Offering Materials; or

(iii) any material breach of the agreements, representations, warranties and covenants by Distributor in this Agreement.

(d) Distributor shall be entitled to participate, at its own expense, in the defense, or, if Distributor so elects, to assume the defense of any suit brought to enforce any Fund Claims, but, if Distributor elects to assume the defense, such defense shall be conducted by legal counsel chosen by Distributor and approved by the Fund and the Fund Indemnitees, which approval shall not be unreasonably withheld. In the event that Distributor elects to assume the defense of any Fund Claims and retain such legal counsel, the Fund and the Fund Indemnitees in the suit, shall bear the fees and expenses of any additional legal counsel retained by them. If Distributor does not elect to assume the defense of any Fund Claims, or in case the Fund Indemnitee(s) does not, in the exercise of reasonable judgment, approve of counsel chosen by the Distributor or, if under prevailing law or legal codes of ethics, the same counsel cannot effectively represent the interests of both the Distributor and the Fund Indemnitee(s), Distributor will reimburse the Fund Indemnitee(s) such suit for the reasonable fees and expenses of any legal counsel retained by them. Distributor agrees to promptly notify the Fund of the commencement of any litigation or proceedings against the Fund Indemnitee(s) in connection with the issue or sale of any Shares.

In no case (i) is the Distributor’s indemnity in favor of the Fund, or any Fund Indemnitee to be deemed to protect the Fund or such indemnified person against any liability to which the Fund Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of their duties or by reason of their reckless disregard of their obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this section with respect to any claim made against a Fund Indemnitee, unless the Fund notifies the Distributor in writing of the Fund Claim within a reasonable time after the summons or other first written notification giving information of the nature of the Fund Claim is served upon the Fund Indemnitee; provided, however, that failure to notify the Distributor of any such claim shall not relieve the Distributor from any liability which the Distributor may have to Fund or any Fund Indemnitee except to the extent that the ability of the Distributor to defend such action has been materially adversely affected by the failure to provide notice.

(e) The Fund acknowledges and agrees that certain large and significant Financial Intermediaries, require that Distributor enter into Selling Agreements and Private Placement Agreements that contain certain representations, undertakings and indemnification that are not included in the Standard Selling Agreement or which (i) place responsibilities and obligations on the Distributor beyond those contained in this Agreement or (ii) require the Distributor to make representations and warranties about the Fund, or its other service providers, that are not given to Distributor under this Agreement (each, a “Non-Standard Dealer Agreement”).

(f) To the extent that Distributor is requested or required by the Fund, or its Investment Adviser, to enter into any Non-Standard Dealer Agreement, the Fund shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to: (i) Distributor’s actions or failures to act pursuant to any Non-Standard Dealer Agreement; (ii) any representations made by Distributor in any Non-Standard Dealer Agreement to the extent that Distributor is not required to make such representations in the Standard Selling Agreement or is required to make additional representations or warranties about the Fund or its Shares beyond those given to Distributor by Fund in this Agreement; or (iii) any indemnification provided by Distributor under a Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification currently provided by the Fund to Distributor under this Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitees against any liability to the Fund or its shareholders to which the Distributor Indemnitees would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of Distributor’s obligations or duties under this Agreement.

(g) The provisions of this Section and the parties’ representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Distributor Indemnitee or Fund Indemnitee and shall survive the sale and repurchase of any Shares made pursuant to subscriptions obtained by Distributor and the termination of this Agreement. The indemnification provisions of this Section will inure exclusively to the benefit of each person that may be a Distributor Indemnitee or Fund Indemnitee at any time and their respective successors and assigns (it being intended that such persons be deemed to be third party beneficiaries under this Agreement).

(h) Each party agrees promptly to notify the other party of the commencement of any litigation or proceeding of which it becomes aware arising out of or in any way connected with the issuance or sale of Shares.

(i) Nothing contained herein shall require the Fund to take any action contrary to any provision of its Offering Memorandum or any applicable statute or regulation or shall require Distributor to take any action contrary to any provision of its governing documents or any applicable statute or regulation; provided, however, that neither the Fund nor Distributor may amend the Offering Memorandum or Related Offering Materials or their respective governing documents in any manner that would result in a violation of a representation or warranty made in this Agreement.

(j) No party hereto shall be liable for any consequential, special or indirect losses or damages suffered by another party hereto, whether or not the likelihood of such losses or damages was known by the party.

SECTION 12. COMPENSATION AND EXPENSES

(a) The Fund will pay, or will cause to be paid, all costs and expenses relating to: (i) the preparation and photocopying or printing of its Offering Memorandum, and all amendments and supplements thereto, and Related Offering Materials; (ii) the exemption from registration or qualification of Shares for offer and sale under Regulation D, the 1940 Act, and under all relevant Blue Sky Laws and, once the Fund decides to engage in a public offering, the registration and qualification of Shares for offer and sale under the Act, the 1940 Act, and under all relevant Blue Sky Laws; (iii) the furnishing to Distributor of copies of the Fund’s Offering Memorandum and all amendments or supplements thereto and of Related Offering Materials and other documents reasonably requested by Distributor, in such quantities as may be reasonably requested by Distributor, including costs of shipping and mailing; (iv) fees and disbursements of counsel to the Fund in connection with the organization and maintenance of the Fund and the transactions contemplated by this Agreement; (v) all fees listed on Exhibit A in connection with the relevant classes listed therein; and (vi) all other expenses of the Fund which are not the express obligations of Distributor as set forth in this Agreement.

(b) As between Distributor and the Fund, Distributor shall be responsible for all expenses relating to its broker-dealer qualification.

SECTION 13. MISCELLANEOUS

(a) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties hereto.

(b) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Maryland, without giving effect to the conflicts of laws, principles and rules thereof.

(c) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(d) The liability and obligation of the Fund under or in connection with this Agreement is several (and not joint), whether or not so stated elsewhere.

(e) This Agreement may be executed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by all parties and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(g) Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h) Any notice required or permitted to be given hereunder by any party to the other parties shall be deemed sufficiently given if in writing and personally delivered or sent by, facsimile or registered, certified or overnight mail, postage prepaid, addressed by the party giving such notice to the other party at the address furnished below unless and until changed by Distributor or the Fund. Notice shall be given to each party at the following addresses:

If to Distributor:

T. Rowe Price Investment Services, Inc.

4515 Painters Mill Road

Owings Mills, MD 21117

Attn: Legal Department

Email: legal-us_intermediary_distribution_team@troweprice.com

If to the Fund:

OHA Direct Credit Fund

Attn: Gregory S. Rubin

c/o OHA Private Credit Advisors II, L. P.

1 Vanderbilt Avenue, 16th Floor

New York, NY 10017

Email: grubin@oakhilladvisors.com

(i) Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability.

(j) The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Fund. If required under the 1940 Act, any such amendment must be approved by the Fund’s Board, including a majority of the Fund’s Board who are not interested persons, as such term is defined in the 1940 Act. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

(k) No party to this Agreement shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, pandemic, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, acts of terrorism, riots or failure of the mails or any transportation medium, communication system or power supply; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this force majeure clause.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

Fund:

OHA Direct Credit Fund

By:
Name:
Date:

Distributor:

T. Rowe Price Investment Services, Inc.

By:
Name:
Date:

Exhibit A

Compensation

None.